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                                                                    EXHIBIT 15.1


               LETTER RE UNAUDITED INTERIM FINANCIAL INFORMATION

October 22, 1998


United HealthCare Corporation:

We are aware that United HealthCare Corporation has incorporated by reference in its Registration Statement No. 333-XXXXX on Form S-3 its Form 10-Q's for the quarters ended March 31 and June 30, 1998, which includes our reports dated
May 7 and August 6, 1998 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, those reports are not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

Very truly yours,


/s/ ARTHUR ANDERSEN LLP